Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of August 1, 2018 (the “Effective Date”), among American Renal Management LLC, a Delaware limited liability company (the "Company"), and Jason Boucher, a resident of the Commonwealth of Massachusetts (the "Executive").

RECITALS:

WHEREAS, the Executive has been employed by the Company since 2011 and most recently in the role of Chief Accounting Officer, Vice President of Finance and Treasurer; and

WHEREAS, the Company and Executive desire to enter into this Agreement pursuant to which the Company will employ Executive as its Vice President and Chief Financial Offer subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

ARTICLE 1
POSITION

Executive shall commence his employment in the capacity as Vice President and Chief Financial Offer on October 1, 2018 or such earlier time as requested by the Company (the “Commencement Date”).

ARTICLE 2
DUTIES

The Executive will perform duties that are executive in nature, consistent with his title and as delegated by the Board of Directors of American Renal Associates Holdings, Inc. (the “Board”). The Executive shall report to the Chief Executive Officer of the Company.

ARTICLE 3
SERVICE

The Executive will devote substantially all his working time and efforts to the business and affairs of the Company and the other members of the ARAH Group, except during vacation time, any periods of illness and leaves of absence that have been duly authorized by the Company. Subject to the terms of the NDA described in Article 8 hereof, the foregoing shall not, however, preclude the Executive from (i) engaging in appropriate civic, charitable or religious activities, (ii) devoting a reasonable amount of time to private investment activities, or (iii) providing incidental assistance to family members on matters of family business and in times of family emergencies, so long as the foregoing activities and services do not conflict with or materially detract from the performance of the Executive's responsibilities to the Company.

ARTICLE 4
TERMS OF EMPLOYMENT

The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, and the Company shall have the right to terminate Executive’s employment immediately at any time. Article 7 shall govern any payments due upon termination.

ARTICLE 5
COMPENSATION AND BENEFITS

5.1.    Base Salary. Beginning on the Effective Date, the Company agrees to pay the Executive a base salary at an annual rate equal to $400,000.00. The Executive will be entitled to periodic review of his base salary and to such increases, if any, as may be determined from time to time by the Company.

5.2.    Bonus.

(i)
In addition to the Base Salary, with respect to each full fiscal year during the Term, the Executive shall be eligible to earn an annual cash bonus award (a "Bonus") that is up to 75% of his annual salary based on the achievement of objectives set by the Company.

(ii)
For any fiscal year in which the Bonus is not subject to the deduction limit under Section 162(m) of the Code pursuant to the transition relief provisions of Treasury Regulation Section 1.162-27(f)(1) (the “Transition Period”), the full estimated Bonus (less applicable withholding taxes) shall be paid no later than December 31 of the fiscal year to which such Bonus relates based on estimated Consolidated EBITDA for such fiscal year (the “Estimated Bonus”); provided that, if ARAH Group’s Consolidated EBITDA, as reflected, without duplication, in the audited financial statements of the ARAH Group for such fiscal year differs from the ARAH Group’s estimated Consolidated EBITDA for such fiscal year, as reflected in the unaudited, internal financial statements used to determine the Estimated Bonus, then the Bonus shall be recalculated by the Board, and the Company or the Executive, as the case may be, shall pay to the other, within 30 days of such determination, any amounts that are required to reflect the actual amount of the Bonus for such fiscal year, based upon the ARAH Group’s Consolidated EBITDA, as reflected in the audited financial statements of the ARAH Group. Following the Transition Period, the Bonus (less applicable withholding taxes) shall be paid to Executive at the same time as bonuses are generally payable to other senior executives of the Company, but in no event later than two and one-half months following the close of the fiscal year to which the Bonus relates.

5.3.    Additional Benefits. In addition to the benefits and entitlements otherwise set forth herein, the Executive will be eligible to participate in the Company's benefit plans of general application as they may be established and modified from time to time. The Executive shall be entitled each calendar year to (i) reasonable holidays and illness days in accordance with the Company's policies as may be established and modified from time to time and (ii) reasonable paid vacation; provided that the Executive shall schedule the timing and duration of vacations in a reasonable manner taking into account the needs of the business of the ARAH Group.

5.4.    Expenses. The Company will reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the business of the ARAH Group ("Expenses"), provided that such expense reimbursements are in accordance with applicable policies of the Company in effect from time to time and are properly documented and accounted.

5.5    Additional Equity Award.

(a) As of the Effective Date, the Company shall grant to Executive an award of Restricted Stock (the “2018 Additional Restricted Shares”) and options to purchase shares of Common Stock (the “2018 Additional Options”) which shall commence vesting upon the Effective Date and shall vest in equal annual installments, on the anniversary date of the Effective Date, over three (3) years thereafter, subject to the Executive’s continuing employment with the Company as of each such vesting date. The number of 2018 Additional Restricted Shares shall be determined by dividing (i) $125,000 by (ii) the closing trading price per share of the Company’s common stock as of the date of grant. The number of 2018 Additional Options shall be (a) determined by dividing (i) $125,000 by (ii) the per share Black-Scholes value of the option, determined as of the date of grant based upon the closing trading price per share of the Company’s common stock as of the date of grant and such other variables as determined by the Company, which determination shall be final and dispositive. The per share exercise price of the 2018 Additional Options shall be equal to the per share closing price of the Company’s common stock on the date of grant.

(b) The 2018 Additional Restricted Shares and 2018 Additional Options, shall otherwise be subject to the terms and conditions of the Company’s 2016 Omnibus Incentive Plan, as may be amended, restated or supplemented from time to time (the “Plan”), a copy of which has been provided to the Executive.

ARTICLE 6
TERMINATION

6.1.    Events of Termination. The Executive's employment with the Company shall terminate upon any of the following:

(i)the effective date of a written notice by the Company to the Executive stating the Company’s reasonable, good faith determination to terminate the Executive for Cause (as defined in Section 6.2) ("Termination For Cause");

(ii)the effective date of a written notice by the Company to the Executive stating the Company’s reasonable, good faith determination, on the basis of advice by a physician appointed by the Company, that due to a mental or physical condition that the Company is not required to accommodate or cannot reasonably accommodate, the Executive has been unable and failed to substantially render the services to be provided by the Executive to the Company for a period of not less than 180 days in any consecutive 12-month period ("Termination for Disability");

(iii)the Executive's death ("Termination Upon Death");

(iv)the effective date of a notice to the Executive stating that the Company is terminating his employment, without Cause, which notice can be given by the Company at any time at the Company's sole discretion, for any reason or for no reason ("Termination without Cause");

(v)the effective date of a notice from the Executive to the Company stating that the Executive is terminating his employment with the Company for Good Reason (as defined in Section 6.2) ("Resignation with Good Reason"); or

(vi)the effective date of a notice from the Executive to the Company stating that the Executive is electing to terminate his employment with the Company for any reason not constituting Good Reason ("Resignation without Good Reason").

6.2.    Certain Definitions. For purposes of this Agreement,

"ARAH" shall mean American Renal Associates Holdings Inc., a Delaware corporation.

"ARAH Group" shall mean ARAH and its direct and indirect subsidiaries.
"Cause" shall mean any of the following: (a) the Executive's being convicted of, or having pled guilty or nolo contendere to, any crime if as a result the Executive's continued association with the Company it is likely to be injurious to its business or reputation; (b) the Executive's breach of duty of loyalty which is detrimental to the Company involving personal profit to the Executive; (c) the Executive's willful failure to perform or adhere to explicitly stated duties or guidelines of employment or to follow the directives of the Company (which are not unlawful to perform or to adhere to or follow and which do not constitute Good Reason) following a written warning that if such failure continues it will be deemed a basis for dismissal for Cause; or (d) the Executive's gross negligence or willful misconduct in the performance of the Executive's duties.
"Change in Control" shall mean (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of ARAH and subsidiaries (as defined in Section 424(f) of the Code) (taken as a whole) to any "person" or "group" (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Centerbridge Capital Partners, L.P. (the "Sponsor") or its affiliates (as defined in Rule 501(b) of the Securities Act of 1933) or (ii) any person or group, other than the Sponsor or its affiliates, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of ARAH, including by way of merger, consolidation or otherwise and the Sponsor ceases to control the Board.

"Company" shall mean American Renal Management LLC, a Delaware limited liability company.

"Good Reason" shall mean any of the following: any substantial diminution of or substantial detrimental change in the Executive's responsibilities, salary or benefits (other than a change in benefits generally applicable to all eligible employees), or re-location of the Executive's principal office from the metropolitan Boston area provided that none of these events shall constitute Good Reason unless the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that "Good Reason"

shall cease to exist for an event on the 60th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

ARTICLE 7
EFFECT OF TERMINATION

7.1.    Termination for Cause; Resignation without Good Reason. In the event of any termination of the Executive's employment pursuant to Section 6.1(i) (Termination for Cause) or Section 6.1(vi) (Resignation without Good Reason):

(i)the Executive shall be entitled to receive his Base Salary and reimbursement of Expenses through the effective date of his termination.

(ii)the Executive's rights to benefits under the Company's benefit plans of general application shall be determined under the provisions of those plans.

(iii)the Executive shall not be entitled to a Pro-Rated Bonus for the fiscal year of termination but shall be entitled to any Bonus earned for any fiscal year prior to the year of termination, paid as set forth in Section 5.2(ii).

7.2.    Termination without Cause; Resignation with Good Reason.

(i)In the event of termination of employment pursuant to (a) Section 6.1(iv) (Termination without Cause), (b) Section 6.1(v) (Resignation with Good Reason), or (c) upon the failure of the buyer upon a Change in Control to assume this Agreement, then conditioned upon and subject to the Executive's compliance with the Vice Presidents, Regional Directors, Directors & Officers Non-Solicitation, Non-Competition and Confidentiality Agreement (the “NDA”) described in Article 8, and the Executive executing and delivering a valid separation agreement that contains a general release (“General Release”) (that is no longer subject to revocation under applicable law) in a form consistent with the Company's standard form of separation agreement and general release for departing executives within 52 days following the date of Executive's termination of employment:

(ii)Executive shall be entitled to receive his Base Salary and reimbursement of Expenses through the effective date of his termination, as well as any Bonus amount earned, but not yet paid for any prior fiscal year. Such Bonus shall be paid as set forth in Section 5.2(ii).

(iii)In the event of termination of employment pursuant to (a) Section 6.1(iv) (Termination without Cause) or (b) Section 6.1(v) (Resignation with Good Reason), Executive shall be entitled to severance compensation in an amount equal to 100% of his Base Salary, payable in equal monthly installments over the twelve-month period following the effective date of his termination, in accordance with the Company's usual executive salary payment practice and subject to all withholding obligations. Notwithstanding the above, if the termination of employment occurs following a Change in Control and is a Termination without Cause or a Resignation with Good Reason, Executive shall be entitled to severance compensation in an amount equal to 200% of his Base Salary, payable in equal monthly installments over the twenty-four-month period following the effective date of his termination, in accordance with the Company's usual executive salary payment practice and subject to all withholding obligations. However, should Executive commence employment with another employer after the effective date of his termination, Executive’s right to severance compensation shall end as of the later of: (a) his commencing such other employment or (b) one year after the effective date of his termination with the Company.

(iv)Upon the failure of the buyer upon a Change in Control to assume this Agreement, Executive shall be entitled to severance compensation in an amount equal to 200% of his Base Salary, payable in equal monthly installments over the twenty-four-month period following the effective date of his termination, in accordance with the Company's usual executive salary payment practice and subject to all withholding obligations. However, should Executive commence employment with another employer after the effective date of his termination, Executive’s right to severance compensation shall end as of the later of: (a) his commencing such other employment or (b) one year after the effective date of his termination with the Company.

(v)Provided that Executive elects continued coverage of health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the cost of continued coverage of health benefits for Executive and his eligible dependents at the same contribution rate applicable to him as of the effective date of his termination until the earlier of (a) the expiration of the twelve month period following the effective date of his termination or (b) the date the Executive is or becomes eligible for comparable coverage under a plan of another employer.

(vi)Executive shall be entitled to a Bonus for the year in which Executive's termination of employment occurs, equal to the product of (a) Executive's Bonus for the year of termination based on actual results for the full fiscal year and (b) a fraction, the numerator of which is the number of days during the fiscal year up to and including the date of termination of Executive's employment and the denominator of which is 365 (the "Pro-Rated Bonus"). Such Pro-Rata Bonus shall be paid as set forth in Section 5.2(ii).

7.3.    Termination for Death; Disability. In the event of termination of employment pursuant to Section 6.1(ii) (Termination for Disability) or Section 6.1(iii) (Termination upon Death), conditioned upon and subject to the Executive's compliance with the NDA described in Article 8 and the Executive (solely to the extent practicable in light of the applicable Disability in the event of a termination of employment pursuant to Section 6.1(ii) (Termination for Disability)) executing and delivering a valid General Release (that is no longer subject to revocation under applicable law) within 52 days following the date of Executive's termination of employment:

(i)Executive shall be entitled to receive his Base Salary and reimbursement of Expenses through the effective date of his termination, as well as any Bonus amount earned, but not yet paid for any prior fiscal year. Such Bonus shall be paid as set forth in Section 5.2(ii).

(ii)Without derogation of any other rights and claims which the Executive may have hereunder, Executive shall be entitled to severance compensation in an amount equal to 100% of the Base Salary, payable in equal monthly installments over a twelve-month period following the effective date of his termination, in accordance with the Company's usual executive salary payment practice and subject to all withholding obligations.

(iii)Provided that Executive elects continued coverage of health benefits under COBRA, the Company shall reimburse Executive for the cost of continued coverage of health benefits for Executive and his eligible dependents at the same contribution rate applicable to him as of the effective date of his termination until the earlier of (a) the expiration of the twelve month period following the effective date of his termination or (b) the date the Executive is or becomes eligible for comparable coverage under a plan of another employer.

(iv)Executive shall be entitled to the Pro-Rated Bonus. Such Pro-Rata Bonus shall be paid as set forth in Section 5.2(ii).

ARTICLE 8
NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY

Simultaneous with the execution of this Agreement, the Executive will execute the NDA. The compensation and benefits provided for in this Agreement constitute consideration for the restrictive covenants in the NDA.

Notwithstanding anything to the contrary herein or in any compliance policy of the Company, nothing shall prohibit Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosure relating thereto to any such Governmental Entity, that are protected under the whistleblower provisions of any such law or regulation provided that in each case (A) such communications and disclosures are consistent with applicable law and made in good faith and (B) the information subject to such disclosure was not obtained by Executive through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to applicable state attorney conduct rules. Moreover, Executive shall not be required to obtain any prior authorization from (or to give prior notice to) the Company regarding any such communication or disclosure.

Executive also acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

ARTICLE 9
MISCELLANEOUS

9.1.    Arbitration. The Executive and the Company shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof. Such arbitration shall be conducted in Boston, Massachusetts in accordance with the employment rules of the American Arbitration Association in effect at the time such arbitration is conducted, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator is hereby authorized to award to the prevailing party the costs (including reasonable attorneys' fees and expenses) of any such arbitration.

9.2.    Absence of Conflicting Agreements and Obligations. The Executive represents and warrants that he is not a party to or bound by any other agreement or understanding of any type, whether written or oral, or by any statutory or common law duty or obligation which, in any case, would in any way restrict his ability to be employed by the Company, or his ability to compete freely with any other company or organization.

9.3.    Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

9.4.    No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

9.5.    Assignment. This Agreement and all rights hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of the business and assets of the Company (whether by merger or otherwise), provided, however, that any such assignee assumes the Company's obligations hereunder.

9.6.    Entire Agreement. Except as stated below, this Agreement constitutes the entire agreement between the parties relating to the employment of the Executive with the Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings, whether written or oral, with respect thereto, including but not limited to the Prior Agreement. Notwithstanding the above, the NDA executed by Executive simultaneously with this Agreement shall be in full force and effect. In addition, the various agreements related to stock options which the Executive has entered into during the course of his employment shall remain in full force and effect.

9.7.    Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by both parties hereto.

9.8.    Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by fax, sent by registered first class mail, postage prepaid return receipt requested, or sent by nationally recognized express courier service.

Such notices and other communications shall be effective upon receipt, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:

American Renal Associates
500 Cummings Center, Suite 6550
Beverly, MA 01915-1054
Attn: Chief Executive Officer
Facsimile: (978) 750-4740

with a copy to:

Centerbridge Capital Partners, L.P.
375 Park Avenue, 12th Floor
New York, New York 10152
Facsimile: (212) 672-5001
Attention: Steven M. Silver
Jared S. Hendricks

If to the Executive:

Jason Boucher
100 Fulton Street
3a
Boston, MA 02109

9.9.     Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

9.10.     Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.

9.11.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

9.12.     Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws.

9.13.      Compliance with IRC Section 409A.

(a)     Notwithstanding anything herein to the contrary, (i) if, at the time of the Executive's termination of employment with the Company, Executive is a "specified employee" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under

Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax); and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(b)     For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and references herein to Executive's "termination of employment" shall refer to Executive's separation from service with the Company within the meaning of Section 409A of the Code.

(c)     (i) Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive's income for Federal income tax purposes (the "Taxable Reimbursements") shall be made by no later than the earlier of the date on which they would be paid under the Company's normal policies and the last day of the taxable year of the Executive following the year in which the expense was incurred.

(ii) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive (except for any life-term or other aggregate limitation applicable to medical expenses).
(iii) The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(d)     Notwithstanding any other provisions of this Agreement or any other agreement to which the Company and the Executive are parties to the contrary, in no event shall any payment under this Agreement that constitutes "deferred compensation" for purposes of Section 409A of the Code be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

9.14.     Construction of Terms. In this Agreement, the singular includes the plural, the plural includes the singular, and the masculine gender includes both male and female references.

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IN WITNESS WHEREFORE, the parties have cause this Agreement to be executed as of the date first above written.

AMERICAN RENAL MANAGEMENT LLC

BY: /s/ Joseph A. Carlucci
Name: Joseph A. Carlucci
Title: CEO

/s/ Jason Boucher_______________________
JASON BOUCHER